Exhibit 99.1

Pier 1 Imports, Inc. Reports Second Quarter Financial Results

Raises Financial Guidance for Fiscal 2013

FORT WORTH, Texas--(BUSINESS WIRE)--September 13, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the second quarter ended August 25, 2012.

Second Quarter Financial Highlights

  Comparable store sales increased 6.7% versus last year’s increase of 10.8%; three-year cumulative comparable store sales increase of 28.7%
  Gross profit as a percentage of sales up 160 basis points to 41.2%
  Operating income increased 36% and is 8.8% of sales
  Earnings per share of $0.24 (GAAP) and $0.19 (non-GAAP) versus $0.14 last year (see reconciliation below of earnings per share to adjusted non-GAAP earnings per share)

“We are pleased to report our 12th consecutive quarter of strong comparable store sales gains and profit growth,” said Alex W. Smith, President and Chief Executive Officer. “Our sound strategies and focus on flawless execution ideally position the Company to achieve continued growth and long-term success. Now, with the recent launch of the new e-Commerce enabled Pier1.com, we have two powerful growth vehicles – our enhanced portfolio of 1,058 Pier 1 Imports stores and our new online business.”

Mr. Smith continued, “The combination of our strong operating results and solid financial condition provide us with the flexibility to continue executing our three-year growth plan. We’re building our e-Commerce platform, further improving the store portfolio, strengthening our infrastructure and returning value to our shareholders.”

Second Quarter Results

For the second quarter ended August 25, 2012, the Company reported net income of $26.2 million, or $0.24 per share, which included the tax benefit and reduced accrued interest resulting from the reversal of a portion of the Company’s reserve for uncertain income tax positions, as described below under Income Taxes. Utilizing an estimated annual effective tax rate of 35.6%, and excluding the reversal of accrued interest referenced above, second quarter adjusted net income on a non-GAAP basis, as described below under Financial Disclosure Advisory, was $20.7 million, or $0.19 per share, an increase of 36% on a per share basis versus the same period last year. For the second quarter ended August 27, 2011, the Company reported net income of $16.6 million, or $0.14 per share. Total sales for the second quarter of fiscal 2013 were $367.6 million, an increase of 8.3% versus $339.6 million in the year-ago quarter. Comparable store sales increased 6.7% during the second quarter on top of last year’s 10.8% gain. Strong sales results for the period were primarily attributable to increases in store traffic and higher average ticket.

Merchandise margins for the second quarter were 60.1% compared to 59.4% in the same period last year. Store occupancy costs were $69.4 million, or 18.9% of sales, compared to $67.2 million, or 19.8% of sales, last year. Gross profit for the quarter improved to $151.5 million, or 41.2% of sales, from $134.5 million, or 39.6% of sales in the second quarter of last year.

Second quarter selling, general and administrative expenses were $112.0 million, or 30.5% of sales, compared to $105.8 million, or 31.1% of sales, in the same period of fiscal 2012. The 60 basis point improvement was primarily due to the leveraging of store salaries and fixed expenses, reflecting the Company’s effective cost containment efforts, and was slightly offset by planned increases in marketing expense.

Operating income for the second quarter increased 36% to $32.3 million, or 8.8% of sales, compared to last year’s second quarter operating income of $23.7 million, or 7.0% of sales.

Year-to-Date Results

For the year-to-date period ended August 25, 2012, the Company reported net income of $44.1 million, or $0.40 per share, which included the tax benefit and reduced accrued interest resulting from the reversal of a portion of the Company’s reserve for uncertain income tax positions, as described below under Income Taxes. Utilizing an estimated annual effective tax rate of 35.6%, and excluding the reversal of accrued interest referenced above, adjusted net income on a non-GAAP basis for the first six months of fiscal 2013, as described below under Financial Disclosure Advisory, was $38.7 million, or $0.35 per share. The Company reported net income of $30.7 million, or $0.26 per share, for the same period last year. Total sales for the first six months increased 8.1% to $728.7 million from $674.2 million in the year-ago period. Comparable store sales for the first six months increased 7.0% versus a comparable store sales increase of 10.5% in the year-ago period.

Merchandise margins for the first six months of fiscal 2013 were 60.2% compared to 59.6% in the same period last year. Store occupancy costs were $136.6 million, or 18.8% of sales, compared to $133.1 million, or 19.7% of sales, last year. As a percentage of sales, gross profit for the first six months was 41.4% compared to 39.8% in the same period last year.

Year-to-date selling, general and administrative expenses were $228.4 million, or 31.3% of sales, compared to $214.9 million, or 31.9% of sales, in the same period of fiscal 2012.

Operating income for the first six months of fiscal 2013 increased 37% to $59.7 million, or 8.2% of sales, compared to operating income of $43.6 million, or 6.5% of sales, for the same period in fiscal 2012.

Balance Sheet and Share Repurchase Program

As of August 25, 2012, the Company remained in strong financial condition with $115.1 million of cash and cash equivalents. Inventory totaled $420.8 million, up 13.5% versus the end of last year’s second quarter. The planned increase in inventory was primarily due to additional inventory for the Company’s new e-Commerce business and slightly larger purchases of merchandise in select categories, including seasonal goods, to support higher sales. Capital expenditures for the first six months totaled $37.9 million and were primarily used for new store openings, existing store fixtures and improvements, and infrastructure and technology development, including the Company’s new e-Commerce platform and new point-of-sale system.

Under the Pier 1 Imports’ current $100 million share repurchase program, the Company repurchased a total of 1,887,515 shares of its common stock during the second quarter ended August 25, 2012 at a weighted average cost of $16.20 per share for a total cost of approximately $30.6 million. To date, the Company has repurchased 4,752,115 shares under the current $100 million share repurchase program at a weighted average cost of $16.68 and a total cost of $79.3 million with $20.7 million remaining available for repurchases under the plan. As of September 13, 2012, approximately 106.2 million shares of the Company’s common stock were outstanding.

Income Taxes

During the second quarter of fiscal 2013, the Company reversed $5.9 million of its reserve for uncertain income tax positions for which the statute of limitations expired. This adjustment resulted in an income tax benefit of $5.9 million during the quarter. In addition, the Company reversed $2.8 million of accrued interest related to these uncertain tax positions. For the last half of fiscal 2013, income tax expense is expected to be approximately 38% to 39% of pre-tax income. The Company’s effective tax rate for fiscal year 2013 is expected to be approximately 35% to 36% of pre-tax income.

Fiscal 2013 Guidance

The Company’s fiscal year 2013 will include 53 weeks of operating results. The Company provided the following updated financial guidance for fiscal 2013 on a 52-week basis:

  Comparable store sales growth in the mid single-digit range
  Earnings per share (GAAP) in the range of $1.15 to $1.21
  Earnings per share (non-GAAP) in the range of $1.10 to $1.16, representing year-over-year growth of 17% to 23%, compared to prior guidance of $1.08 to $1.14
  Capital expenditures of approximately $70 to $75 million

The 53rd week is expected to contribute approximately $25 million to total sales and $0.01 to $0.02 to earnings per share.

Second Quarter Results Conference Call

The Company will host a conference call to discuss fiscal 2013 second quarter financial results at 10:00 a.m. Central Time today. The call can be accessed through the Investor Relations page of the Company’s website at www.pier1.com or by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 21731533.

A replay will be available beginning at approximately 12:00 p.m. Central Time for a 24-hour period and can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 21731533.

Financial Disclosure Advisory

This release references non-GAAP information for the three and six months ended August 25, 2012 as shown in the table below.

	Three Months Ended	Six Months Ended
	August 25, 2012	August 25, 2012
	($ in millions, except per share amounts)

Net Income (GAAP)	$26.2	$44.1
Add back: Income Tax Provision (GAAP)	8.6	18.8
Income Before Income Taxes (GAAP)	34.9	62.9
Interest Expense Adjustment Related to Uncertain Tax Positions	(2.8)	(2.8)
Adjusted Income Before Income Taxes (non-GAAP)	32.1	60.1
Adjusted Income Tax Provision at Estimated 35.6% Annual Effective Tax Rate	11.4	21.4
Adjusted Net Income (non-GAAP)	$20.7	$38.7

Earnings per Share (GAAP)	$0.24	$0.40
Interest Expense Adjustment Related to Uncertain Tax Positions	(0.02)	(0.02)
Difference of Income Tax Provision at Estimated 35.6% Annual Effective Tax Rate	(0.03)	(0.03)
Adjusted Earnings per Share (non-GAAP)	$0.19	$0.35

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare the Company’s earnings per share results in a more consistent manner for the three and six months ended August 25, 2012. The non-GAAP measures should be considered supplemental and not a substitute for the Company’s net income and earnings per share results that will be recorded in accordance with GAAP for the periods presented.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	August 25,	% of	August 27,	% of
	2012	Sales	2011	Sales

Net sales	$367,615	100.0%	$339,552	100.0%

Cost of sales	216,066	58.8%	205,031	60.4%

Gross Profit	151,549	41.2%	134,521	39.6%

Selling, general and administrative expenses	112,021	30.5%	105,752	31.1%
Depreciation and amortization	7,214	1.9%	5,035	1.5%

Operating income	32,314	8.8%	23,734	7.0%

Nonoperating (income) and expenses:
Interest, investment income and other	(443)		(2,573)
Interest (income) expense	(2,107)		714
	(2,550)	-0.7%	(1,859)	-0.5%

Income before income taxes	34,864	9.5%	25,593	7.5%
Income tax provision	8,633	2.4%	8,955	2.6%

Net income	$26,231	7.1%	$16,638	4.9%

Earnings per share:
Basic	$0.25		$0.14

Diluted	$0.24		$0.14

Dividends declared per share:	$0.04		$0.00

Average shares outstanding during period:
Basic	105,786		115,288

Diluted	107,447		117,085

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Six Months Ended
	August 25,	% of	August 27,	% of
	2012	Sales	2011	Sales

Net sales	$728,734	100.0%	$674,155	100.0%

Cost of sales	426,911	58.6%	405,567	60.2%

Gross Profit	301,823	41.4%	268,588	39.8%

Selling, general and administrative expenses	228,351	31.3%	214,902	31.9%
Depreciation and amortization	13,745	1.9%	10,066	1.5%

Operating income	59,727	8.2%	43,620	6.5%

Nonoperating (income) and expenses:
Interest, investment income and other	(1,871)		(5,202)
Interest (income) expense	(1,293)		1,539
	(3,164)	-0.4%	(3,663)	-0.6%

Income before income taxes	62,891	8.6%	47,283	7.0%
Income tax provision	18,835	2.6%	16,546	2.4%

Net income	$44,056	6.0%	$30,737	4.6%

Earnings per share:
Basic	$0.41		$0.26

Diluted	$0.40		$0.26

Dividends declared per share:	$0.08		$0.00

Average shares outstanding during period:
Basic	107,192		116,294

Diluted	109,154		118,270

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	August 25,	February 25,	August 27,
	2012	2012	2011
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $75,536, $248,624 and $151,000, respectively	$115,138	$287,868	$190,805
Accounts receivable, net	21,736	16,282	14,093
Inventories	420,801	322,482	370,668
Prepaid expenses and other current assets	24,799	23,682	20,507
Total current assets	582,474	650,314	596,073

Properties, net	125,659	103,640	73,882
Other noncurrent assets	71,714	69,409	30,237
	$779,847	$823,363	$700,192

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$91,430	$63,827	$79,076
Gift cards and other deferred revenue	48,544	53,123	66,024
Accrued income taxes payable	10,859	16,759	6,920
Other accrued liabilities	98,882	111,679	101,238
Total current liabilities	249,715	245,388	253,258

Long-term debt	9,500	9,500	9,500
Other noncurrent liabilities	60,647	74,832	72,805

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	229,002	231,919	229,683
Retained earnings	498,248	462,751	324,550
Cumulative other comprehensive loss	(3,687)	(4,473)	(431)
Less -- 19,244,000, 15,512,000 and 14,828,000
common shares in treasury, at cost, respectively	(263,703)	(196,679)	(189,298)
	459,985	493,643	364,629
	$779,847	$823,363	$700,192

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended

	August 25,	August 27,
	2012	2011

Cash flow from operating activities:
Net income	$44,056	$30,737
Adjustments to reconcile to net cash (used in) provided by
operating activities:
Depreciation and amortization	17,649	16,569
Stock-based compensation expense	5,989	3,340
Deferred compensation	3,312	3,046
Amortization of credit card deferred revenue	(2,843)	(9,226)
Amortization of deferred gains	(2,618)	(6,248)
Change in reserve for uncertain tax positions	(7,352)	386
Other	(1,807)	579
Changes in cash from:
Inventories	(98,319)	(58,898)
Proprietary credit card receivables	(2,130)	330
Prepaid expenses and other assets	(6,680)	(1,804)
Accounts payable and accrued expenses	11,476	9,952
Accrued income taxes payable, net of payments	(9,546)	6,688
Net cash used in operating activities	(48,813)	(4,549)

Cash flow from investing activities:
Capital expenditures	(37,858)	(21,255)
Proceeds from disposition of properties	38	1,331
Proceeds from sale of restricted investments	1,176	311
Purchase of restricted investments	(2,784)	(822)
Net cash used in investing activities	(39,428)	(20,435)

Cash flow from financing activities:
Cash dividends	(8,559)	-
Purchases of treasury stock	(79,281)	(89,254)
Proceeds from stock options exercised,
stock purchase plan and other, net	3,351	6,601
Debt issuance costs	-	(3,029)
Net cash used in financing activities	(84,489)	(85,682)

Change in cash and cash equivalents	(172,730)	(110,666)

Cash and cash equivalents at beginning of period	287,868	301,471
Cash and cash equivalents at end of period	$115,138	$190,805

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400